PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 26, 2010
Date of Report (Date of earliest event reported)

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INTERNATIONAL COMMERCIAL
TELEVISION INC.
Exact name of registrant as specified in its charter)

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Nevada	0-49638	76-0621102
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification Number)

299 Madison Avenue N. Suite C
Bainbridge Island, WA 98110
(Address of principal executive offices)

206-780-8203
Registrant’s telephone number, including area code.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)                      Non-Reliance on Previously Issued Financial Statements

The purpose of this filing is to provide an update on our efforts to bring current our annual and quarterly reports, including financial statements.  Please refer to our last update report, contained in a Form 8-K filed on March 2, 2009.

On June 23, 2009, we filed a Form 10Q/A providing our restated financial statements for the quarter ended June 30, 2008.  That filing completed the amendment of our previously filed financial statements, which required restatement for reasons explained in our reports on Form 8-K/A dated November 7 and December 24, 2008.  We were then poised to file our reports for periods subsequent to June 30, 2008, which had not been previously filed.

In moving forward, we felt it appropriate to replace our independent accountants and, on September 10, 2009, filed a Form 8-K reporting that we had replaced Dohan & Company CPA (“Dohan”) with Amper, Politziner & Mattia, LLP (“Amper”).

In connection with performing the audit of our 2008 annual financial statements, Amper requested, and we obtained, information from our order fulfillment contractor beyond that which we had previously obtained.  The additional information brought into question the adequacy of our reserves for product returns and bad debt in 2007.  The additional information indicates that, subject to actual audit, our reserves in 2007 should have been increased by approximately $150,000.  If the audit of our reserves confirms that indication, we would have understated our loss in 2007 by approximately $150,000, and overstated our loss in 2008 by the same amount.

We have retained Amper to audit our reserves for returns and bad debt for 2007 and upon completion, we will adjust the 2007 financial information and include the adjusted 2007 financial information in our quarterly and annual reports for 2008.

We have agreed with Amper that our 2008 audit and the audit of our 2007 reserve amounts will be completed so that all of our 2008 filings can be filed on or about March 19, 2010.

Amper will then commence the audit of our 2009 financial statements with the goal of filing our Form 10-K for 2009 by April 15, 2010.  We expect to file our Forms 10-Q for the first three quarters of 2009 within a week of the filing of our 2009 10-K and it is our expectation that our first quarter 2010 10-Q will be filed by May 15, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Commercial Television, Inc.

By:   /s/ Kelvin Claney
         Kelvin Claney, President and Chief Executive Officer

Date:  February 26, 2010